Citigroup Global Markets Holdings Inc.	November 17, 2020 Medium-Term Senior Notes, Series N Pricing Supplement No. 2020-USNCH5918 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

Equity Linked Notes Linked to the Shares of Common Stock of Exxon Mobil Corporation Due November 24, 2027

▪	The notes offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The notes offer the potential for a positive return at maturity based on the performance of the shares of common stock of Exxon Mobil Corporation (the “underlying shares”) from the initial share price to the final share price.
▪	The notes offer the potential for a positive return at maturity if, and only if, the final share price exceeds the threshold price specified below. If the final share price is less than or equal to the threshold price, you will be repaid the stated principal amount of your notes at maturity. The threshold price is significantly greater than the initial share price. As a result, you will not receive any return on your investment in the notes unless the underlying shares appreciate significantly from the initial share price. Even if the final share price exceeds the threshold price so that you do receive a positive return at maturity, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.
▪	To obtain the exposure to the underlying shares that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:	Shares of common stock of Exxon Mobil Corporation (the “underlying share issuer”)
Stated principal amount:	$1,000 per note
Pricing date:	November 17, 2020
Issue date:	November 24, 2020
Valuation date:	November 17, 2027, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	November 24, 2027
Payment at maturity:	For each note you hold at maturity, you will receive the greater of (i) $1,000 and (ii) the alternative settlement amount
Alternative settlement amount:	(i) $1,000 multiplied by (ii) (a) the final share price divided by (b) the threshold price
Initial share price:	$38.67, which is a price of one underlying share determined on the pricing date in the sole discretion of the calculation agent. The initial share price is not the VWAP or the closing price of the underlying shares on the pricing date. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the initial share price, that might affect the value of your notes.
Final share price:	The VWAP of the underlying shares on the valuation date multiplied by the share adjustment factor as in effect on the valuation date, except as otherwise provided under “Additional Terms of the Notes—Dilution and Reorganization Adjustments” in this pricing supplement. The “share adjustment factor” is initially 1 and is subject to adjustment upon the occurrence of certain events, including in connection with any ordinary dividend that is greater than or less than its corresponding base dividend, as described under “Additional Terms of the Notes—Dilution and Reorganization Adjustments” in this pricing supplement.
Threshold price:	$52.8232, which is 136.60% of the initial share price.
Relevant Bloomberg page:	Under the heading “Bloomberg VWAP” on Bloomberg page XOM <equity> AQR. See “Additional Terms of the Notes—Definition of VWAP” in this pricing supplement.
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17328Y2D5 / US17328Y2D59
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per note:	$1,000.00	—	$1,000.00
Total:	$61,300,000.00	—	$61,300,000.00

(1) On the date of this pricing supplement, the estimated value of the notes is $968 per note, which is less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-03-07 dated March 7, 2019   Prospectus Supplement and Prospectus each dated May 14, 2018

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

General. The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented and modified by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the underlying shares. These events and their consequences are described in the accompanying product supplement in the section “Description of the Notes” and not in this pricing supplement, except to the extent set forth in “Additional Terms of the Notes” in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Prospectus. The first sentence of “Description of Debt Securities— Events of Default and Defaults” in the accompanying prospectus shall be amended to read in its entirety as follows:

Events of default under the indenture are:

▪	failure of Citigroup Global Markets Holdings or Citigroup to pay required interest on any debt security of such series for 30 days;

▪	failure of Citigroup Global Markets Holdings or Citigroup to pay principal, other than a scheduled installment payment to a sinking fund, on any debt security of such series for 30 days;

▪	failure of Citigroup Global Markets Holdings or Citigroup to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;

▪	failure of Citigroup Global Markets Holdings to perform for 90 days after notice any other covenant in the indenture applicable to it other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series; and

▪	certain events of bankruptcy or insolvency of Citigroup Global Markets Holdings, whether voluntary or not (Section 6.01).

PS-2

Citigroup Global Markets Holdings Inc.

Payout Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial share price to the final share price.

Investors in the notes will not receive any dividends that may be paid on the underlying shares. The diagram and examples below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—You will not receive dividends or have any other rights with respect to the underlying shares” below.

Market-Linked Notes Payment at Maturity Diagram

■ The Notes	■ The Underlying Shares

Hypothetical Examples

The examples below illustrate how to determine the payment at maturity on the notes, assuming the various hypothetical final share prices indicated below. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment at maturity on the notes will be. The actual payment at maturity will depend on the actual final share price.

The examples below are based on the following hypothetical prices and do not reflect the actual initial share price or threshold price. For the actual initial share price and threshold price, see the cover page of this pricing supplement. We have used these hypothetical prices, rather than the actual prices, to simplify the calculations and aid understanding of how the notes work. However, you should

PS-3

Citigroup Global Markets Holdings Inc.

understand that the actual payment at maturity on the notes will be calculated based on the actual initial share price and threshold price, and not the hypothetical prices indicated below. For ease of analysis, figures below have been rounded.

Hypothetical initial share price:	$100.00
Hypothetical threshold price:	$136.60 (136.60% of the hypothetical initial share price)

Example 1—Upside Scenario. The final share price is $150.26, which is greater than the threshold price.

Payment at maturity per note = the greater of (i) $1,000 and (ii) the alternative settlement amount

= the greater of (i) $1,000 and (ii) $1,000 × (final share price / threshold price)

= the greater of (i) $1,000 and (ii) $1,000 × ($150.26 / $136.60)

= the greater of (i) $1,000 and (ii) $1,000 × 110%

= the greater of (i) $1,000 and (ii) $1,100

= $1,100

In this scenario, the final share price is greater than the threshold price, and as a result you would receive a positive return at maturity equal to the percentage by which the final share price exceeds the threshold price (as a percentage of the threshold price).

Example 2—Par Scenario A. The final share price is $122.94, which is greater than the initial share price but less than the threshold price.

Payment at maturity per note = the greater of (i) $1,000 and (ii) the alternative settlement amount

= the greater of (i) $1,000 and (ii) $1,000 × (final share price / threshold price)

= the greater of (i) $1,000 and (ii) $1,000 × ($122.94 / $136.60)

= the greater of (i) $1,000 and (ii) $1,000 × 90%

= the greater of (i) $1,000 and (ii) $900

= $1,000

In this scenario, the underlying shares have appreciated over the term of the notes so that the final share price is greater than the initial share price. However, because the final share price does not exceed the threshold price, you would be repaid the stated principal amount of your notes at maturity but would not receive any positive return on your investment.

Example 3—Par Scenario B. The final share price is $68.30, which is less than the initial share price and less than the threshold price.

Payment at maturity per note = the greater of (i) $1,000 and (ii) the alternative settlement amount

= the greater of (i) $1,000 and (ii) $1,000 × (final share price / threshold price)

= the greater of (i) $1,000 and (ii) $1,000 × ($68.30 / $136.60)

= the greater of (i) $1,000 and (ii) $1,000 × 50%

= the greater of (i) $1,000 and (ii) $500

= $1,000

In this scenario, the underlying shares have depreciated over the term of the notes and the final share price is less than the initial share price. You would be repaid the stated principal amount of your notes at maturity but would not receive any positive return on your investment.

PS-4

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying shares. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may not receive any return on your investment in the notes. You will receive a positive return on your investment in the notes only if the final share price exceeds the threshold price. If the final share price is less than or equal to the threshold price, you will receive at maturity only the stated principal amount for each note you hold. The threshold price is significantly greater than the initial share price. As a result, you will not receive any return on your investment in the notes unless the underlying shares appreciate significantly from the initial share price. Even if the final share price is greater than the threshold price, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity.

▪	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the underlying shares do not appreciate sufficiently from the initial share price to the final share price. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	An investment in the notes will significantly underperform a direct investment in the underlying shares if the underlying shares appreciate over the term of the notes. If the underlying shares appreciate over the term of the notes, you will participate in that appreciation as an investor in the notes only if, and then only to the extent that, the final share price exceeds the threshold price. If the final share price is greater than the initial share price but less than the threshold price, you will not receive any positive return on your investment in the notes even though the underlying shares have appreciated, perhaps even significantly, from the initial share price. Moreover, for purposes of determining your return on the notes in the event that the final share price exceeds the threshold price, the appreciation of the underlying shares beyond the threshold price will be measured as a percentage of the threshold price, which will result in a lower return on the notes than you would receive if it were measured as a percentage of the initial share price. For these reasons, an investment in the notes will significantly underperform a direct investment in the underlying shares if the underlying shares appreciate over the term of the notes. This is an important trade-off that investors in the notes must be willing to make in exchange for the repayment of the stated principal amount at maturity if the underlying shares depreciate.

▪	You will not receive dividends or have any other rights with respect to the underlying shares. You will not receive any dividends with respect to the underlying shares. This lost dividend yield may be significant over the term of the notes. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes. In addition, you will not have voting rights or any other rights with respect to the underlying shares. If any change to the underlying shares is proposed, such as an amendment to the underlying share issuer’s organizational documents, you will not have the right to vote on such change. Any such change may adversely affect the value of the underlying shares.

▪	Your payment at maturity depends on the VWAP of the underlying shares on a single day. Because your payment at maturity depends on the VWAP of the underlying shares solely on the valuation date, you are subject to the risk that the VWAP of the underlying shares on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested directly in the underlying shares or in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of the VWAPs of the underlying shares throughout the term of the notes, you might have achieved better returns.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

PS-5

Citigroup Global Markets Holdings Inc.

▪	The notes are riskier than securities with a shorter term. The notes are relatively long-dated. Because the notes are relatively long-dated, many of the risks of the notes are heightened as compared to securities with a shorter term, because you will be subject to those risks for a longer period of time. In addition, the value of a longer-dated security is typically less than the value of an otherwise comparable security with a shorter term.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) any fees and selling concessions paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, the dividend yield on the underlying shares and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated

PS-6

Citigroup Global Markets Holdings Inc.

principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the dividend yield on the underlying shares, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	Our offering of the notes does not constitute a recommendation of the underlying shares. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or in instruments related to the underlying shares, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the notes.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the notes through CGMI or other of our affiliates, who have taken positions directly in the underlying shares and other financial instruments related to the underlying shares and may adjust such positions during the term of the notes. Our affiliates also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to the underlying share issuer. In the course of this business, we or our affiliates may acquire non-public information about the underlying share issuer, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of the underlying share issuer, they may exercise any remedies against the underlying share issuer that are available to them without regard to your interests.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the notes for that dividend unless it meets the criteria specified in this pricing supplement. In general, an adjustment will not be made under the terms of the notes for any extraordinary cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the value of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the notes, holders of the notes will be adversely affected. See “Additional Terms of the Notes—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in this pricing supplement.

▪	The notes will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for extraordinary dividends that do not meet the criteria described above, partial tender offers or additional underlying share issuances. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	The notes may become linked to an underlying share issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity and such shares are marketable securities, the final share price will be based on the value of such other shares. Additionally, if the underlying shares are delisted (other than in connection with a reorganization event) and not then or immediately thereafter listed on a U.S. national securities exchange, the calculation agent may select a successor underlying share issuer. See “Additional Terms of the Notes” in this pricing supplement and “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Company or an Underlying ETF” in the accompanying product supplement.

PS-7

Citigroup Global Markets Holdings Inc.

▪	If the underlying shares are delisted, we may call the notes prior to maturity. If the underlying shares are delisted from their exchange (other than in connection with a reorganization event) and not then or immediately thereafter listed on a U.S. national securities exchange, we will have the right to call the notes prior to the maturity date. If we exercise this call right, you will receive the amount described under “Description of the Notes—Delisting of Company Shares” in the accompanying product supplement. This amount may be less, and possibly significantly less, than the total amount you would have received under the notes had you continued to hold the notes to maturity.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, such as market disruption events, events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the notes. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

PS-8

Citigroup Global Markets Holdings Inc.

Additional Terms of the Notes

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented and modified by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the notes.

Definition of VWAP

The “VWAP” of the underlying shares (or any other security for which a VWAP must be determined) on any relevant date of determination is (i) the per share volume-weighted average price of the underlying shares (or such other security) as displayed under the heading “Bloomberg VWAP” on the relevant Bloomberg page (or its equivalent successor if such page is not available, or the Bloomberg page for any other such security) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such date of determination, without regard to after-hours trading or any trading outside the regular trading session or (ii) if such volume-weighted average price is unavailable, the market value of the underlying shares (or such other security) on such date of determination as determined by the calculation agent in good faith in a commercially reasonable manner, using a per share volume-weighted average price method, if practicable. If a market disruption event occurs with respect to the underlying shares (or such other security) on any relevant date of determination, the calculation agent may, in its sole discretion, determine the VWAP of the underlying shares (or such other security) on such date in the manner described in either clause (i) (if the per share volume-weighted average price is available pursuant to clause (i)) or clause (ii) (regardless of whether the per share volume-weighted average price is available pursuant to clause (i)) of the immediately preceding sentence.

Market Disruption Events

The section “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement shall be deemed modified as follows:

(1)	each reference in such section to a “Closing Price” shall be deemed instead to be a reference to a VWAP;

(2)	each of clauses (1) through (4) of the definition of “Market Disruption Event” shall be deemed modified by deleting the words “during the one-hour period that ends at the Closing Time” therein; and

(3)	clause (5) of the definition of “Market Disruption Event” shall be deemed modified by deleting the words “unless such earlier closing time is announced by such Exchange or Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Exchange or Related Exchange on such Exchange Business Day and (ii) the submission deadline for orders to be entered into the Exchange or Related Exchange system for execution at the Closing Time on such Exchange Business Day” therein.

In addition, the fourth paragraph of that section shall be deemed replaced by the following:

Under the terms of the notes, the calculation agent will be required to exercise discretion in determining (i) whether a market disruption event has occurred; (ii) if a market disruption event occurs, whether to postpone the valuation date as a result of the market disruption event; and (iii) if a market disruption event occurs on a date on which any VWAP is determined and the VWAP is available pursuant to clause (i) of the definition thereof, whether to determine such VWAP by reference to such clause or by reference to clause (ii) of such definition. In exercising this discretion, the calculation agent will be required to act in good faith and using its reasonable judgment, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our ability or the ability of our hedging counterparty, which may be an affiliate of ours, to adjust or unwind all or a material portion of any hedge with respect to the notes.

Delisting of Company Shares

The third-to-last paragraph in the section “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Delisting of Company Shares” in the accompanying product supplement shall be deemed replaced by the following:

Upon the selection of any successor shares by the calculation agent, on and after the change date, references in this product supplement or the applicable pricing supplement to the underlying shares will no longer be deemed to refer to the original underlying shares and will be deemed instead to refer to the applicable successor shares for all purposes, and references in this product supplement or the applicable pricing supplement to the underlying share issuer will be deemed to be to the issuer of such successor shares. Upon the selection of any successor shares by the calculation agent, on and after the change date, the share adjustment factor

PS-9

Citigroup Global Markets Holdings Inc.

will be adjusted by the calculation agent in good faith, taking into account, among other things, the closing price of the original underlying shares on the last valid trading day.

Dilution and Reorganization Adjustments

The share adjustment factor and the determination of the final share price will be subject to adjustment from time to time if certain events occur that affect the underlying shares. Any of these adjustments could have an impact on the payment you receive at maturity. CGMI, as calculation agent, will be responsible for the calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment. An adjustment will be made for events with an adjustment date (as defined below) from but excluding the pricing date to and including the valuation date. This section supersedes and replaces the section “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement.

No adjustments will be required other than those specified below. The required adjustments specified in this section do not cover all events that could have a dilutive or adverse effect on the underlying shares during the term of the notes. See “Summary Risk Factors—The notes will not be adjusted for all events that could affect the price of the underlying shares.” If more than one event described below occurs with respect to the underlying shares, the calculation agent will generally give effect to successive adjustments in the order in which their adjustment dates occur, but the calculation agent will have the discretion to modify the adjustments described below in any way that it deems appropriate in order to achieve an equitable result.

The calculation agent may elect not to make any of the adjustments described below or may modify any of the adjustments described below if it determines, in its sole discretion, that such adjustment would not be made in any relevant market for options or futures contracts relating to the underlying shares or that any adjustment made in such market would materially differ from the relevant adjustment described below.

Stock Dividends, Stock Splits and Reverse Stock Splits

If the underlying share issuer:

(1)	declares a record date in respect of, or pays or makes, a dividend or distribution, in each case of underlying shares with respect to the underlying shares (excluding any share dividend or distribution for which the number of shares paid or distributed is based on a fixed cash equivalent value (“excluded share dividends”)),

(2)	subdivides or splits the outstanding underlying shares into a greater number of shares or

(3)	combines the outstanding underlying shares into a smaller number of shares,

then, in each of these cases, the share adjustment factor will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the number of underlying shares outstanding immediately after giving effect to such event and (ii) the denominator of which will be the number of underlying shares outstanding immediately prior to the open of business on the applicable adjustment date.

Issuance of Certain Rights or Warrants

If the underlying share issuer issues, or declares a record date in respect of an issuance of, rights or warrants, in each case to all holders of underlying shares entitling them to subscribe for or purchase underlying shares at a price per share less than the then-current market price (as defined below) of the underlying shares, other than excluded rights (as defined below), then, in each case, the share adjustment factor will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the number of underlying shares outstanding immediately prior to the open of business on the applicable adjustment date, plus the number of additional underlying shares offered for subscription or purchase pursuant to the rights or warrants, and (ii) the denominator of which will be the number of underlying shares outstanding immediately prior to the open of business on the applicable adjustment date, plus the number of additional underlying shares which the aggregate offering price of the total number of underlying shares offered for subscription or purchase pursuant to the rights or warrants would purchase at the then-current market price of the underlying shares, which will be determined by multiplying the total number of underlying shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the then-current market price. To the extent that, prior to the maturity date, after the expiration of the rights or warrants, the underlying share issuer publicly announces the number of underlying shares with respect to which such rights or warrants have been exercised and such number is less than the aggregate number offered, the share adjustment factor will be further adjusted to equal the share adjustment factor that would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of underlying shares for which such rights or warrants were actually exercised.

PS-10

Citigroup Global Markets Holdings Inc.

“Excluded rights” means (i) rights to purchase underlying shares pursuant to a plan for the reinvestment of dividends or interest and (ii) rights that are not immediately exercisable, trade as a unit or automatically with the underlying shares and may be redeemed by the underlying share issuer.

The “then-current market price” of the underlying shares, for the purpose of applying any dilution adjustment, means the closing price of the underlying shares on the scheduled trading day immediately preceding the related adjustment date.

Spin-offs and Certain Other Non-Cash Distributions

If the underlying share issuer (i) declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of underlying shares, of any class of its capital stock, the capital stock of one or more of its subsidiaries (excluding any capital stock of a subsidiary in the form of marketable securities), evidences of its indebtedness or other non-cash assets or (ii) issues to all holders of underlying shares, or declares a record date in respect of an issuance to all holders of underlying shares of, rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, in each case excluding any share dividends or distributions referred to above, excluded share dividends, any rights or warrants referred to above, excluded rights and any reclassification referred to below, then, in each of these cases, the share adjustment factor will be multiplied by a dilution adjustment equal to a fraction, (a) the numerator of which will be the then-current market price of one underlying share and (b) the denominator of which will be the then-current market price of one underlying share less the fair market value as of open of business on the adjustment date of the portion of the capital stock, evidences of indebtedness, assets, rights or warrants so distributed or issued applicable to one underlying share. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of underlying shares consists, in whole or in part, of marketable securities (other than marketable securities of a subsidiary of the underlying share issuer), then the fair market value of such marketable securities will be determined by the calculation agent by reference to the closing price of such capital stock. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by the calculation agent, whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or issuance to which the immediately preceding paragraph would otherwise apply, the denominator in the fraction referred to in such paragraph is less than $1.00 or is a negative number, then we may, at our option, elect to have the adjustment to the share adjustment factor provided by such paragraph not be made and, in lieu of this adjustment, the final share price will be deemed to be equal to the sum of (i) the VWAP of the underlying shares multiplied by the share adjustment factor, each as of the valuation date and (ii) the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of open of business on the adjustment date, by a nationally recognized independent investment banking firm retained for this purpose by the calculation agent, whose determination will be final) so distributed or issued applicable to one underlying share multiplied by the share adjustment factor on the applicable adjustment date.

If the underlying share issuer declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of underlying shares, of the capital stock of one or more of its subsidiaries in the form of marketable securities, then the final share price will be deemed to be equal to the sum of (i) the VWAP of the underlying shares multiplied by the share adjustment factor, each as of the valuation date and (ii) the VWAP of such shares of subsidiary capital stock on the valuation date multiplied by the number of shares of such subsidiary capital stock distributed per underlying share multiplied by the share adjustment factor on the applicable adjustment date. In the event an adjustment pursuant to this paragraph occurs, following such adjustment, the adjustments described in this section “Dilution and Reorganization Adjustments” will also apply to such subsidiary capital stock if any of the events described in this section “Dilution and Reorganization Adjustments” occurs with respect to such capital stock.

Changes in Ordinary Dividends

If the underlying share issuer declares a record date in respect of, or pays or makes, an ordinary dividend per underlying share that is greater or less than the corresponding base dividend, the share adjustment factor will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the then-current market price of the underlying shares and (ii) the denominator of which will be the then-current market price of the underlying shares minus the dividend differential. The share adjustment factor will be increased if an actual ordinary dividend is greater than the corresponding base dividend and reduced if an actual ordinary dividend is less than the corresponding base dividend. If the underlying share issuer declares that it will pay no dividend in any quarter (or such other time period reflecting the frequency at which it pays ordinary dividends), other than in connection with a payment period adjustment, an adjustment will be made in accordance with this paragraph on the date that the calculation agent determines corresponds to the ex-date in the most recent period for which an ordinary dividend was paid.

The “base dividend” means, with respect to each expected ex-date specified below, the corresponding dividend per share set forth below:

PS-11

Citigroup Global Markets Holdings Inc.

Expected Ex-Date	Base Dividend Per Underlying Share
February 10, 2021	$0.87
May 11, 2021	$0.87
August 10, 2021	$0.87
November 9, 2021	$0.87
February 9, 2022	$0.87
May 12, 2022	$0.87
August 11, 2022	$0.87
November 10, 2022	$0.87
February 9, 2023	$0.87
May 12, 2023	$0.87
August 11, 2023	$0.87
November 10, 2023	$0.87
February 9, 2024	$0.87
May 13, 2024	$0.87
August 12, 2024	$0.87
November 11, 2024	$0.87
February 10, 2025	$0.87
May 12, 2025	$0.87
August 11, 2025	$0.87
November 10, 2025	$0.87
February 9, 2026	$0.87
May 12, 2026	$0.87
August 11, 2026	$0.87
November 10, 2026	$0.87
February 9, 2027	$0.87
May 12, 2027	$0.87
August 11, 2027	$0.87
November 10, 2027	$0.87

For purposes of calculating the dilution adjustment for any ex-date, if an adjustment date for an adjustment to the share adjustment factor resulting from an event described under “—Stock Dividends, Stock Splits and Reverse Stock Splits” above has occurred on or prior to such ex-date, the base dividend will be divided by the same dilution adjustment by which the share adjustment factor was multiplied in connection with such adjustment. If any other event described in this section “Dilution and Reorganization Adjustments” occurs, or if the underlying share issuer effects a change in the periodicity of its ordinary dividend payments (a “payment period adjustment”), the calculation agent will have the discretion to make any adjustment to the calculation of the dilution adjustment that it deems appropriate (which may include making no adjustment) in order to achieve an equitable result.

The “dividend differential” for any ordinary dividend is equal to the actual dividend per share minus the base dividend. For the avoidance of doubt, the dividend differential will be a negative number if the actual dividend per share is less than the base dividend.

Whether a dividend is an ordinary dividend will be determined by the calculation agent in its sole discretion. For the avoidance of doubt, in no event will an ordinary dividend result in an adjustment pursuant to “—Certain Extraordinary Cash Dividends” below.

Certain Extraordinary Cash Dividends

If the underlying share issuer declares a record date in respect of, or pays or makes, a distribution of cash, by dividend or otherwise, to all holders of underlying shares, other than (i) any permitted dividends described below, (ii) any cash distributed in consideration of fractional underlying shares and (iii) any cash distributed in a reorganization event referred to below, then in each case the share adjustment factor will be multiplied by a dilution adjustment equal to a fraction, (a) the numerator of which will be the then-current market price of the underlying shares, and (b) the denominator of which will be the then-current market price of the underlying shares less the amount of the distribution applicable to one underlying share which would not be a permitted dividend (such amount, the “extraordinary portion”). In the case of an issuer that is organized outside the United States, in order to determine the extraordinary portion, the amount of the distribution will be reduced by any applicable foreign withholding taxes that would apply to dividends or other distributions paid to a U.S. person that claims any reduction in such taxes to which a U.S. person would generally be entitled under an applicable U.S. income tax treaty, if available.

PS-12

Citigroup Global Markets Holdings Inc.

A “permitted dividend” is (i) any distribution of cash, by dividend or otherwise, to all holders of underlying shares other than to the extent that such distribution, together with all other such distributions in the same quarterly fiscal period of the underlying share issuer with respect to which an adjustment to the share adjustment factor under this “—Dilution and Reorganization Adjustments” section has not previously been made, per underlying share exceeds the sum of (a) the immediately preceding cash dividend(s) or other cash distribution(s) paid in the immediately preceding quarterly fiscal period, if any, per underlying share and (b) 10% of the closing price of the underlying shares on the date of declaration of such distribution, and (ii) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of underlying shares have the option to receive either a number of underlying shares or a fixed amount of cash. If the underlying share issuer pays a dividend on an annual or semi-annual basis rather than a quarterly basis, the calculation agent will make such adjustments to this provision as it deems appropriate.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the first paragraph under “—Certain Extraordinary Cash Dividends” would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then we may, at our option, elect to have the adjustment provided by such paragraph not be made and, in lieu of this adjustment, the final share price will be deemed to be equal to the sum of (i) the VWAP of the underlying shares multiplied by the share adjustment factor, each as of the valuation date and (ii) the amount of cash so distributed applicable to one underlying share multiplied by the share adjustment factor on the applicable adjustment date.

Reorganization Events

In the event of any of the following “reorganization events” with respect to the underlying share issuer:

•	the underlying share issuer reclassifies the underlying shares, including, without limitation, in connection with the issuance of tracking stock,

•	any consolidation or merger of the underlying share issuer, or any surviving entity or subsequent surviving entity of the underlying share issuer, with or into another entity, other than a merger or consolidation in which the underlying share issuer is the continuing company and in which the underlying shares outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of the underlying share issuer or another issuer,

•	any sale, transfer, lease or conveyance to another company of the property of the underlying share issuer or any successor as an entirety or substantially as an entirety,

•	any statutory exchange of the underlying shares with securities of another issuer, other than in connection with a merger or acquisition,

•	another entity completes a tender or exchange offer for all the outstanding underlying shares or

•	any liquidation, dissolution or winding up of the underlying share issuer or any successor of the underlying share issuer,

the final share price will be deemed to be equal to the transaction value on the valuation date. The calculation agent will determine in its sole discretion whether a transaction constitutes a reorganization event as defined above, including whether a transaction constitutes a sale, transfer, lease or conveyance to another company of the property of the underlying share issuer or any successor “as an entirety or substantially as an entirety.” The calculation agent will have significant discretion in determining what “substantially as an entirety” means and may exercise that discretion in a manner that may be adverse to the interests of holders of the notes.

The “transaction value” will equal the sum of (1), (2) and (3) below:

(1)	for any cash received in a reorganization event, the amount of cash received per underlying share multiplied by the share adjustment factor on the adjustment date for the reorganization event,

(2)	for any property other than cash or marketable securities received in a reorganization event, an amount equal to the fair market value on the effective date of the reorganization event of that property received per underlying share, as determined by a nationally recognized independent investment banking firm retained for this purpose by the calculation agent, whose determination will be final, multiplied by the share adjustment factor on the adjustment date for the reorganization event and

(3)	for any marketable securities received in a reorganization event, an amount equal to the VWAP per unit of these marketable securities on the valuation date multiplied by the number of these marketable securities received per underlying share multiplied by the share adjustment factor on the adjustment date for the reorganization event, plus, in each case, if underlying shares continue to be outstanding following the reorganization event, the VWAP of the underlying shares multiplied by the share adjustment factor, each as of the valuation date.

PS-13

Citigroup Global Markets Holdings Inc.

“Marketable securities” are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange. The number of shares of any equity securities constituting marketable securities included in the calculation of transaction value pursuant to clause (3) above will be adjusted if any event occurs with respect to the marketable securities or the issuer of the marketable securities between the time of the reorganization event and the maturity date that would have required an adjustment as described above, had it occurred with respect to the underlying shares or the underlying share issuer. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above, as determined by the calculation agent.

Certain General Provisions

The adjustments described in this section will be effected at the open of business on the applicable date specified below (such date, the “adjustment date”):

•	in the case of any dividend, distribution or issuance, on the applicable ex-date,

•	in the case of any subdivision, split, combination or reclassification, on the effective date thereof and

•	in the case of any reorganization event, on the effective date of the reorganization event.

All adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the share adjustment factor will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution or issuance requiring an adjustment as described herein is subsequently canceled by the underlying share issuer, or this dividend, distribution or issuance fails to receive requisite approvals or fails to occur for any other reason, in each case prior to the maturity date, then, upon the cancellation, failure of approval or failure to occur, the share adjustment factor will be further adjusted to the share adjustment factor that would then have been in effect had adjustment for the event not been made, and any other related adjustment provided for above in connection with that dividend, distribution or issuance will not be made. All adjustments to the share adjustment factor shall be cumulative, such that if more than one adjustment is required to the share adjustment factor, each subsequent adjustment will be made to the share adjustment factor as previously adjusted.

The “ex-date” relating to any dividend, distribution or issuance is the first date on which underlying shares trade in the regular way on their principal market without the right to receive such dividend, distribution or issuance from the underlying share issuer or, if applicable, from the seller on such market (in the form of due bills or otherwise).

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the calculation agent may determine.

PS-14

Citigroup Global Markets Holdings Inc.

Information About Exxon Mobil Corporation

Exxon Mobil Corporation explores and produces crude oil and natural gas as well as manufactures, trades and transports petroleum products, petrochemical products and a wide variety of specialty products. The underlying shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Exxon Mobil Corporation pursuant to the Exchange Act can be located by reference to the SEC file number 001-02256 through the SEC’s website at http://www.sec.gov. In addition, information regarding Exxon Mobil Corporation may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares trade on the New York Stock Exchange under the ticker symbol “XOM.”

We have derived all information regarding the underlying share issuer from publicly available information and have not independently verified any information regarding the underlying share issuer. This pricing supplement relates only to the notes and not to the underlying share issuer. We make no representation as to the performance of the underlying shares over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The VWAP of the underlying shares on November 17, 2020 was $38.3845.

The graph below shows the VWAP of the underlying shares for each day such price was available from January 2, 2015 to November 17, 2020. We obtained the VWAPs from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the VWAPs shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take the historical VWAP as an indication of future performance.

Shares of Common Stock of Exxon Mobil Corporation – Historical VWAPs January 2, 2015 to November 17, 2020

Any payment on the notes is linked to the VWAP of the underlying shares and not to the closing price of the underlying shares. The VWAP of the underlying shares is determined in a manner that is different from the closing price of the underlying shares, and the VWAP of the underlying shares will not necessarily correlate with the performance of the closing price of the underlying shares. The closing price of the underlying shares may vary significantly from the VWAP of the underlying shares. Therefore, any payment on the notes may be different from, and may be significantly less than, the payment you would have received if that payment were determined by reference to the closing price of the underlying shares.

PS-15

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment. The discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

If you are a U.S. Holder (as defined in the accompanying product supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes and decreased by payments previously made under the projected payment schedule. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of 1.549%, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $1,114.057 at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Withholding Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

PS-16

Citigroup Global Markets Holdings Inc.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-17

Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will not receive any underwriting fee for any notes sold in this offering.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately four months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or

PS-18

Citigroup Global Markets Holdings Inc.

indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any notes referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The notes are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits. These notes are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 17, 2018, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 17, 2018, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such

PS-19

Citigroup Global Markets Holdings Inc.

authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2020 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

PS-20